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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                           (Amendment No.      1     )
                                         ------------

                               RYERSON TULL, INC.
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                               (Name of Issuer)

                                 COMMON STOCK
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                       (Title of Class of Securities)

                                  78375P107
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                               (CUSIP Number)

                                July 11, 2002
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]                              Rule 13d-1(b)
[X]                              Rule 13d-1(c)
[ ]                              Rule 13d-1(d)



CUSIP No. 78375P107
          ---------

  1.  Names of Reporting Persons.

      LOEWS CORPORATION

      I.R.S. Identification Nos. of above persons (entities only).

      13-2646102

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  2.  Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) ....................................................................
      (b) ....................................................................

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  3.  SEC Use Only ...........................................................

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  4.  Citizenship or Place of Organization.

      DELAWARE CORPORATION

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Number of          5.  Sole Voting Power ............................1,368,200
Shares             -----------------------------------------------------------
Beneficially
Owned by           6.  Shared Voting Power ..........................        0
Each Reporting     -----------------------------------------------------------
Person With
                   7.  Sole Dispositive Power .......................1,368,200
                   -----------------------------------------------------------

                   8.  Shared Dispositive Power .............................0

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  9.  Aggregate Amount Beneficially Owned by Each Reporting Person ..1,368,200

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 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) ..........................................................


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 11.  Percent of Class Represented by Amount in Row 9 ....................5.5%

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 12.  Type of Reporting Person (See Instructions).

      CO

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Item
1.

     (a)  Name of Issuer

          RYERSON TULL, INC.

     (b)  Address of Issuer's Principal Executive Offices
          2621 WEST 15TH PLACE
          CHICAGO, ILLINOIS  60608

Item
2.

     (a)  Name of Person Filing

          LOEWS CORPORATION

     (b)  Address of Principal Business Office or, if none, Residence

          667 MADISON AVENUE
          NEW YORK, NEW YORK  10021

     (c)  Citizenship

          DELAWARE CORPORATION

     (d)  Title of Class of Securities

          COMMON STOCK

     (e)  CUSIP Number

          78375P107


Item If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-
3.   2(b) or (c), check whether the person filing is a:

     (a)  [  ]  Broker or dealer registered under section 15 of the Act (15
                U.S.C. 78o).

     (b)  [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d)  [  ]  Investment company registered under section 8 of the


                Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  [  ]  An investment adviser in accordance with Section 240.13d-
                1(b)(1)(ii)(E);

     (f)  [  ]  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

     (g)  [  ]  A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

     (h)  [  ]  A savings associations as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item Ownership.
4.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:                1,368,200
                                     ------------------------.
     (b)  Percent of class:                         5.5%
                            ----------------------------.
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote   1,368,200
                                                         -----------.
          (ii)  Shared power to vote or to direct the vote                  0
                                                           ------------------.
          (iii) Sole power to dispose or to direct the disposition of
                        1,368,200
                -----------------.
          (iv)  Shared power to dispose or to direct the disposition of
                              0
                ---------------.

Item Ownership of Five Percent or Less of a Class
5.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item Ownership of More than Five Percent on Behalf of Another Person.
6.

     NOT APPLICABLE

Item Identification and Classification of the Subsidiary Which Acquired the
7.   Security Being Reported on By the Parent Holding Company or Control
     Person.

     NOT APPLICABLE

Item Identification and Classification of Members of the Group
8.

     NOT APPLICABLE

Item Notice of Dissolution of Group
9.

     NOT APPLICABLE


Item Certification
10.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                          January 8, 2003
                                                     -------------------------
                                                                Date


                                                         LOEWS CORPORATION

                                                  By:    /s/Gary W. Garson
                                                      ------------------------
                                                      Gary W. Garson
                                                      Senior Vice President
                                                      and Secretary
                                                      ------------------------
                                                             Name/Title